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                                                                    EXHIBIT 99.2

[WEATHERFORD LOGO]                                                  NEWS RELEASE



   WEATHERFORD ANNOUNCES PRICING OF ZERO COUPON CONVERTIBLE SENIOR DEBENTURES


HOUSTON, June 26, 2000 - - Weatherford International, Inc. (NYSE: WFT) announced today that it has priced in a private placement approximately $500 million of 20-year zero coupon senior convertible debentures due 2020. At closing, the debentures will be issued at an original issue discount of $551.26 per debenture providing the holders with a yield to maturity of 3% per annum. The debentures will be convertible into Weatherford common stock at a rate of 9.9970 shares for each $1,000 face amount of debentures or effectively at initial conversion price of $55.1425 per share (or a 37 percent premium to Monday's closing price on the New York Stock Exchange of $40.25). Under the terms of the debentures, the conversion rate will not be adjusted for the accrued original issue discount, but the conversion price will, in effect, increase with the accretion of the discount on the debentures. This accretion will result in an effective conversion price of $64.25 on the fifth anniversary of the issue or approximately 60% premium to current market.

      Weatherford may redeem the debentures any time after five years and debenture holders will have the right to require Weatherford to repurchase the debentures on the fifth, tenth and fifteenth anniversaries at the issue price plus the accrued original issue discount.

      The placement is expected to result in net proceeds of approximately $501 million to Weatherford. Weatherford expects to use the proceeds to repay existing short-term debt and for general corporate purposes. The placement will significantly reduce Weatherford's average cost of capital. Closing of the issue is scheduled for June 30, 2000.

      Houston-based Weatherford International, Inc. (http://www.weatherford.com) is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 50 countries and employs approximately 10,000 people worldwide.

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Contact:
Don Galletly      (713) 693-4148

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the integration of recent acquisitions, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International, Inc.'s Annual, Quarterly and Current Reports filed with the Securities and Exchange Commission, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity and the demand for and pricing of Weatherford's products. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.